UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2013

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry of a Material Definitive Agreement.

On October 22, 2013, Alphatec Spine, Inc. (the “Company”), a wholly owned subsidiary of Alphatec Holdings, Inc., (“Holdings”) entered into Collaboration Agreement (the “Collaboration Agreement”) with Elite Medical Holdings, LLC and Pac 3 Surgical Products, LLC (collectively, the “Collaborator”) pursuant to which the Collaborator will provide services related to the development and commercialization of the Company’s current products and products in the Company’s product pipeline.

Under the terms of the Collaboration Agreement the Collaborator is obligated to provide spine surgeons to the Company that will provide services to the Company with respect to: (i) design enhancements related to the Company’s current products; and (ii) the development and commercialization of products in the Company’s development pipeline. The Company shall be the sole owner of any intellectual property that is created by such spine surgeons in connection with the performance of the services. The term of the Collaboration Agreement is three years. As sole consideration for the services, the Company will make payments to the Collaborator beginning ten days from signing of the Collaboration Agreement (approximately 3% of the total consideration) and then on each yearly anniversary (with each payment being up to approximately 32% of the total consideration), which payments total an aggregate of $8 million, paid in common stock of Holdings at a per share price equal to the average NASDAQ closing price of the common stock on the five days leading up to and including the date of signing of the Collaboration Agreement. Before each annual payment is made, the Company is permitted to withhold a portion of the payment if the Collaborator did not adequately perform the required services for such period.

On October 24, 2013 Holdings issued a press release announcing the signing of the Collaboration Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the Collaboration Agreement will be filed with Alphatec Holdings’ Annual Report on Form 10-K for the year ending December 31, 2013 and the foregoing description is subject in all respects to the actual terms of the agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: October 28, 2013

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 24, 2013